Exhibit 99.1

Henry E. Lentz Appointed Director of Macquarie Infrastructure Company

NEW YORK--(BUSINESS WIRE)--August 15, 2011--Macquarie Infrastructure Company LLC (NYSE: MIC) announced that Mr. Henry E. ‘Jack’ Lentz has been appointed to its board of directors. Lentz’ appointment is effective as of August 12.

Lentz becomes the fifth director on the MIC board. He joins Norman Brown, George Carmany and William Webb, all of whom have been directors of the Company since its IPO in December of 2004. John Roberts, Executive Chairman of Macquarie Funds Group and a Macquarie appointee, will continue to serve as chairman of the MIC board.

“We are pleased to have an individual of Jack’s calibre joining our board,” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company. “His experience as an energy banker and deep relationships throughout the financial community will help drive additional growth in value for our shareholders.”

Prior to joining the MIC board Lentz was a Managing Director at Lazard Freres & Co. in New York where he served as Chairman, International Oil and Gas. Prior to Lazard, Lentz was Managing Director and head of Lehman Brothers’ natural resources group.

“I consider it a pleasure and real privilege to be joining the board of MIC,” said Lentz. “The Company owns and operates some exceptional businesses and I look forward to working with the board and management teams and to helping these businesses grow and prosper in the years ahead.”

In addition to his service on the board of MIC, Lentz is the non-executive Chairman of Rowan Companies, Inc. and a member of the boards of Peabody Energy Corporation and Carbo Ceramics Incorporated.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its businesses consist of three energy-related businesses including a gas production and distribution business (The Gas Company in Hawaii), a controlling interest in a district energy business (District Energy), and a 50% interest in a bulk liquid storage terminal business (International-Matex Tank Terminals). MIC also owns and operates an aviation-related airport services business (Atlantic Aviation). The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

CONTACT:
Macquarie Infrastructure Company
Investor enquiries:
Jay A. Davis, (212) 231-1825
Investor Relations
or
Media enquiries:
Paul Chirhart, (212) 231-1310
Corporate Communications